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                                                                      EXHIBIT 23

              CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

The Board Of Directors
IDX Systems Corporation

We consent to incorporation by reference in the registration statement (No. 333-31045) on Form S-8 of IDX Systems Corporation of our report dated May 15, 1998 relating to the Statements of Net Assets Available for Benefits of PHAMIS Inc. Salary Savings and Deferral Plan as of December 31, 1997 and 1996, and the Statements of Changes in Net Assets Available for Benefits for the years then ended, and the related supplementary schedules as of and for the year ended December 31, 1997, which report appears in the December 31, 1997 annual report on Form 11-K of PHAMIS Inc. Salary Savings and Deferral Plan.

/s/ KPMG Peat Marwick LLP

KPMG Peat Marwick LLP

Seattle, Washington
June 26, 1998

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